[AFRT Letterhead]

Muriel Lange Investor Relations (215) 887-2280 (X3023) Email: mlange@afrt.com	Anthony DeFazio Media Relations (215)887-2280 (X2919) Email: adefazio@afrt.com

American Financial Realty Trust Announces Definitive Contract to Sell
Fireman’s Fund Headquarters in Novato, California

Sale Price in Excess of $310 million

JENKINTOWN, Pa., March 9, 2007 — American Financial Realty Trust (NYSE: AFR), a real estate investment trust focused on acquiring and leasing properties occupied by financial institutions, today announced that its affiliate has entered into a definitive contract for the sale of the Fireman’s Fund Headquarters, a three-building, Class “A” office campus in Novato, California, for a sale price in excess of $310 million, before settlement costs. The purchaser is a California-based private real estate investment group in partnership with an institutional real estate investor. The parties anticipate closing on the transaction early in the second quarter of 2007.

Eastdil Secured represented AFR in this transaction.

About American Financial Realty Trust

American Financial Realty Trust is a self-administered, self-managed real estate investment trust that acquires properties from, and leases properties to, regulated financial institutions. The Company through its operating partnership and various affiliates owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.

For more information on American Financial Realty Trust, visit the Company’s website at www.afrt.com.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “expects,” “anticipates,” “estimates,” “intends,” “believes” and similar expressions that do not relate to historical information. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks and uncertainties which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These risks and uncertainties include the risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, and include, without limitation, changes in general economic conditions and the extent of any tenant bankruptcies and insolvencies; the Company’s ability to maintain and increase occupancy; the Company’s ability to timely lease or re-lease space at anticipated net effective rents; the cost and availability of debt and equity financing; and the Company’s ability to acquire and dispose of certain of its assets from time to time on acceptable terms. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.